--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the

               Securities Exchange Act of 1934 (Amendment No.   )


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement
[ ]  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12


                           CANARGO ENERGY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
     [X]  No fee required.
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5) Total fee paid:

        ------------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           CANARGO ENERGY CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 16, 1999

                            ------------------------

To The Stockholders:


     The Annual Meeting of Stockholders of CanArgo Energy Corporation ("CanArgo") will be held at the Calgary Petroleum Club, 319 - 5th Avenue SW, Calgary, Alberta, Canada, on Wednesday, June 16, 1999 at 10:30 a.m. (Calgary time) for the following purposes:


     1. To elect five directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

     2. To approve an amendment to CanArgo's Certificate of Incorporation to effect a 1-for-25 reverse stock split of the outstanding Common Stock;

     3. To approve a proposal to amend the 1995 Long-Term Incentive Plan to increase the number of shares that may be issued thereunder;

     4. To ratify the selection of PricewaterhouseCoopers LLP as independent public accountants of CanArgo for the year ending December 31, 1999; and

     5. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 30, 1999 as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. THE PROXY CARD MAY BE RETURNED IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE SENT IN YOUR PROXY CARD.

                                                     SUSAN E. PALMER
                                                        Secretary

May 10, 1999

                           CANARGO ENERGY CORPORATION
                              1580 Guinness House
                              727 - 7th Avenue SW
                        Calgary, Alberta, Canada T2P 0Z5

                        -------------------------------
                                PROXY STATEMENT
                        -------------------------------

                              GENERAL INFORMATION

SOLICITATION, REVOCATION AND VOTING OF PROXIES


     The accompanying proxy is solicited by and on behalf of the Board of Directors of CanArgo Energy Corporation ("CanArgo"), in connection with the Annual Meeting of Stockholders to be held at 10:30 a.m. (Calgary time) on Wednesday, June 16, 1999, at the Calgary Petroleum Club, 319 - 5th Avenue SW, Calgary, Alberta, Canada, and at any and all adjournments thereof. It is anticipated that this Proxy Statement and accompanying proxy will first be mailed to stockholders on or about May 10, 1999.


     The accompanying proxy, if properly executed and returned, will be voted as specified by the stockholder or, if no vote is indicated, the proxy will be voted FOR each matter specified. As to any other matter of business which may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the persons voting the same, but management does not know of any such other matter of business. A stockholder may revoke his proxy at any time prior to the voting of shares by voting in person at the Annual Meeting or by filing with the Secretary of CanArgo a duly executed proxy bearing a later date or an instrument revoking the proxy.

     The costs of solicitation of proxies will be paid by CanArgo. The solicitation shall be by means of mail, telephone and personal contact. In addition to utilizing its directors, officers and other regular employees to solicit proxies, CanArgo has engaged Gambit AS to assist with the solicitation of proxies from stockholders residing in Norway. CanArgo will pay Gambit AS approximately $3,000 for its services and will reimburse certain travel and other expenses incurred by Gambit AS. Banks, brokers, fiduciaries and other custodians and nominees who forward proxy soliciting material to their principals will be reimbursed their customary and reasonable out-of-pocket expenses.

VOTING RIGHTS AND RECORD DATE

     The voting securities of CanArgo consist of Common Stock, par value $0.10 per share, and Series Voting Preferred Stock ("Special Voting Stock"), par value $0.10 per share. Generally, the Common Stock and Special Voting Stock vote as a single class on all matters. The Common Stock is entitled to one vote per share. Each of the one hundred (100) shares of Special Voting Stock is entitled to that number of votes as is equal to one-one hundredth (1/100th) of the number of Exchangeable Shares ("Exchangeable Shares") issued by CanArgo Oil & Gas Inc., a subsidiary of CanArgo, as are then outstanding, rounded down to the nearest whole number. The Special Voting Stock is held of record by Montreal Trust Company of Canada, which holds such stock in trust for the benefit of the holders of the Exchangeable Shares. The Special Voting Stock is voted in the manner directed by the holders of the Exchangeable Shares. The Exchangeable Shares may be exchanged for shares of Common Stock on a share-for-share basis. The term "Voting Securities" refers to the Common Stock and the Special Voting Stock as though they were a single class of voting securities.

     Only stockholders of record of CanArgo's Voting Securities as of the close of business on April 30, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. On the Record Date, 19,526,324 shares of Common Stock were issued and outstanding, each of which is entitled to one vote per share. On the Record Date, 1,738,319 Exchangeable Shares were issued and outstanding, and accordingly each share of Special Voting Stock is entitled to 17,383 votes. Voting Securities representing a majority of the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitutes a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the existence of a quorum.

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated five persons to be elected directors at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until the election of their respective successors. Directors are elected by a plurality of votes cast; broker non-votes and votes withheld have no effect on the vote. All proxies received by the Board of Directors will be voted for the nominees listed below if no direction to the contrary is given. In the event that any nominee is unable or declines to serve, an event that is not anticipated, the proxies will be voted for the election of any alternate nominee who is designated by the Board of Directors.

     The nominees for director are:

NAME                                          AGE    PRINCIPAL OCCUPATION
----                                          ---    --------------------
Michael R. Binnion..........................  38     President and Chief Financial Officer
J.F. Russell Hammond(2).....................  57     Investment Advisor, Provincial Securities Ltd.
Peder Paus(1)...............................  53     Independent Consultant
David Robson................................  41     Chairman and Chief Executive Officer
Nils N. Trulsvik (2)........................  50     Partner, The Bridge Group

---------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

     MICHAEL R. BINNION was elected a Director, President and Chief Financial Officer on July 15, 1998. He has also served as a director, chief financial officer and secretary of CanArgo Oil & Gas Inc., now a subsidiary of CanArgo, since March 1997. Mr. Binnion is also president and a director of Terrenex Acquisition Corporation, an Alberta Stock Exchange listed investment company which is CanArgo's largest stockholder, and sole director of Ruperts Crossing, a private investment company. He is also a director of NRI Online Inc., Fintech Services Ltd. and Smartor Products Inc. Prior to April 1997, he served as chief financial officer and a director of Trans-Dominion Energy Company, a Toronto Stock Exchange listed international exploration and production company, for four years.

     J.F. RUSSELL HAMMOND was elected a Director on July 15, 1998. He has also served as a director of CanArgo Oil & Gas Inc. since June 1997. For over five years, Mr. Hammond has been an investment advisor to Provincial Securities Ltd., a private investment company. Mr. Hammond has been chairman of Terrenex Acquisition Corporation since 1992.

     PEDER PAUS was elected a Director on July 15, 1998 and is an independent businessman based in Oslo, Norway. Since 1995, he has been a consultant on investor relations for various companies. From 1981 to 1995, Mr. Paus was chief executive officer of North Venture Ltd., a shipping and offshore consulting firm based in London, England.

     DAVID ROBSON was elected a Director, Chairman of the Board and Chief Executive Officer on July 15, 1998. He has also served as a director, chairman of the board and chief executive officer of CanArgo Oil & Gas Inc. since July 1997; as president of CanArgo Oil & Gas Inc.'s subsidiary, Ninotsminda Oil Company, since 1996; and as managing director and sole owner of Vazon Energy Limited, a company which provides consulting services to the energy industry, since March 1997. From April 1992 until February 1997, Dr. Robson was a senior officer of JKX Oil & Gas plc, including Managing Director and Chief Executive Officer. He holds a B.Sc. (Hon) in Geology and a Ph.D in Geochemistry from the University of Newcastle upon Tyne, and an MBA from the University of Strathclyde. He is the energy sector representative on the United Kingdom government's East European Trade Council.

     NILS N. TRULSVIK was elected a Director of CanArgo on August 17, 1994. He has served CanArgo as President and Chief Executive Officer from February 4, 1997 to July 15, 1998 and from November 21, 1994 to March 9, 1995; and as Executive Vice President from March 9, 1995 to February 4, 1997 and from September 8, 1994 until November 21, 1994. In August 1998, Mr. Trulsvik became a partner in a consulting company, The Bridge Group, located in Norway. Mr. Trulsvik is a petroleum explorationist with extensive experience in petroleum exploration and development throughout the world. Prior to joining CanArgo, he held various positions with Nopec a.s., a Norwegian petroleum consultant group of companies of which he was a founder, including Managing Director from 1987 to 1993 and Special Advisor from 1993 to August 1994.

INFORMATION CONCERNING BOARD AND COMMITTEE MEETINGS

     CanArgo's Board of Directors held ten meetings during the year ended December 31, 1998. The members of the Audit Committee at the end of 1998 were Robert A. Halpin, who is not standing for reelection and will be retiring as a Director at the Annual Meeting, and Peder Paus. The members of the Compensation Committee at the end of 1998 were J.F. Russell Hammond and Nils N. Trulsvik. The Audit Committee is responsible for reviewing CanArgo's financial statements, audit results, internal controls, and accounting principles, policies and practices. The Audit Committee also recommends to the Board the selection of CanArgo's outside accounting firm and approves the fees of such firm. The Audit Committee held four meetings during the year ended December 31, 1998. The Compensation Committee approves the compensation of CanArgo's executive officers, oversees the compensation scheme for other Company employees, administers and grants awards under stock option and other compensation plans, and recommends to the Board the adoption of retirement and other employee benefits plans. The Compensation Committee held four meetings during the year ended December 31, 1998. The Board of Directors has not designated a nominating committee.

DIRECTORS' COMPENSATION

     CanArgo does not currently pay monetary directors' fees, but it does reimburse out-of-pocket expenses incurred by Directors in attending meetings of the Board and its committees or otherwise in connection with the conduct of CanArgo's business. From July 15, 1998 until October 1, 1998, CanArgo paid non-employee directors fees at the rate of $10,000 per year. Prior thereto, CanArgo paid non-employee directors (other than Mr. Halpin) fees at the rate of $14,000 per year plus a fee of $3,000 per year for each committee on which such non-employee director served. CanArgo also previously paid a fee of $1,000 per day, other than a day on which the Board met, for each day spent by a non-employee director on the business of Board committees which exceeded one day per year with respect to the Compensation Committee and three days per year with respect to the Audit Committee and the Petroleum Committee.

     From January 1998 through July 15, 1998, Robert A. Halpin was compensated for his services as Vice Chairman of the Board and member of Board committees pursuant to an agreement which provided for an annual fee of $45,000 plus $1,000 per day for each day of service in excess of 66 days per year. During that period, CanArgo also provided Mr. Halpin with an office at CanArgo's offices located in Calgary, Alberta, Canada, and reimbursed Mr. Halpin for his out-of-pocket expenses in connection with services on behalf of CanArgo.

     Mr. Trulsvik may provide consulting services to CanArgo through The Bridge Group (of which Mr. Trulsvik is a partner) pursuant to a work order dated August 1, 1998 at the rate of $1,200 per day plus expenses. No consulting services were provided by Mr. Trulsvik during 1998.

     From January 1, 1996 to July 15, 1998, Eugene J. Meyers, a non-employee director until July 15, 1998, provided financial relations consulting services to CanArgo at the rate of $15,000 per year for 22 days of service, and thereafter at the rate of $100 per hour ($1,000 maximum per day). CanArgo also reimbursed him for his out-of-pocket expenses associated with such services.

     CanArgo provides automatic grants of non-qualified options to non-employee directors pursuant to the 1995 Long-Term Incentive Plan. See "Proposal to Amend the 1995 Long-Term Incentive Plan -- Automatic Option Grants to Non-Employee Directors."

     The following table shows the compensation paid to all persons who were non-employee directors, including their respective affiliates, in their capacity as such, during the year ended December 31, 1998:

                                                            DIRECTORS' FEES
                                                               AND OTHER       CONSULTING    OPTIONS
NAME                                                         COMPENSATION       PAYMENTS     GRANTED
----                                                        ---------------    ----------    -------
Robert A. Halpin..........................................      $26,293          $    0       3,750(3)
J.F. Russell Hammond......................................        2,137               0       3,750(4)
Stanley D. Heckman(1).....................................       10,685               0          --
Eugene J. Meyers(1).......................................        7,537          43,100(2)       --
Peder Paus................................................        2,137               0       3,750(4)
Nils N. Trulsvik..........................................        1,671               0          --

---------------

(1) Messrs. Heckman and Meyers served as a non-employee directors until July 15, 1998.

(2) Includes $35,600 for services rendered during 1997.

(3) The options were granted on December 31, 1998 at an exercise price of $0.313, expire on December 30, 2001 and will be 100% vested at June 30, 1999.

(4) The options were granted July 15, 1998 at an exercise price of $1.00, expire on July 14, 2001 and became 100% vested on January 15, 1999.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows all compensation paid or accrued by CanArgo and its subsidiaries during the fiscal year ended August 31, 1996, the four month period ended December 31, 1996 and the years ended December 31, 1997 and December 31, 1998 to certain executive officers of CanArgo (the "Named Officers").


                                                         ANNUAL          LONG TERM
                                                      COMPENSATION      COMPENSATION
                                                      ------------      ------------
                                                                         SECURITIES
                                                                         UNDERLYING          ALL OTHER
                                           YEAR          SALARY         OPTIONS/SARS      COMPENSATION ($)
     NAME AND PRINCIPAL POSITION           ENDED          ($)                #                  (5)
     ---------------------------           -----         ------         ------------      ----------------
David Robson(1)......................      12/98         82,500           390,000                 --

Nils N. Trulsvik(2)..................      12/98         87,376                --              3,681
                                           12/97        140,333                --              6,653
                                           12/96*        51,834            50,000              5,679
                                            8/96        161,241                --              8,635

Rune Falstad(3)......................      12/98        112,852            25,000              3,786
                                           12/97         82,952            15,000              3,825

Alfred Kjemperud(4)..................      12/98        133,338            50,000              3,124
                                           12/97        101,296             5,000              5,014
                                           12/96*        38,875            10,000              2,342

* Four month period ended December 31, 1996.

(1) Mr. Robson has served as Chief Executive Officer since July 15, 1998 and provides services to CanArgo through Vazon Energy Limited.

(2) Mr. Trulsvik served as President and Chief Executive Officer from February 4, 1997 to July 15, 1998 and as Executive Vice President from March 9, 1995 to February 4, 1997. Included in 1998 salary is $1,671 paid as non-employee director's fees subsequent to July 31, 1998. See "Election of Directors -- Directors' Compensation" and "Executive Compensation -- Employment Contracts."

(3) Mr. Falstad served as Vice President from June 3, 1997 to March 31, 1999. Included in 1998 salary are payments for consulting services rendered to CanArgo subsequent to July 31, 1998 pursuant to a contract with FinCom AS, of which Mr. Falstad was a partner. See "Executive Compensation -- Employment Contracts."

(4) Mr. Kjemperud resigned as Vice President on September 3, 1998. Included in 1998 salary are payments for consulting services rendered by Mr. Kjemperud to CanArgo subsequent to September 3, 1998 pursuant to a contract with The Bridge Group. See "Executive Compensation -- Employment Contracts."

(5) Represents CanArgo's contributions to or accruals with respect to individual retirement and pension plans.

OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 1998

     The following table sets forth information concerning options granted to the Named Officers during the year ended December 31, 1998.

                                 NUMBER OF         % OF
                                 SECURITIES    TOTAL OPTIONS                                   GRANT DATE
                                 UNDERLYING     GRANTED TO                                  PRESENT VALUE(2)
                                  OPTIONS        EMPLOYEES      EXERCISE    EXPIRATION    -------------------
            NAME                 GRANTED(1)     IN FY 12/98      PRICE         DATE       PER SHARE     TOTAL
            ----                 ----------    -------------    --------    ----------    ---------     -----
David Robson.................     120,000          16.58%        $0.69        10/6/08      $0.3233     $ 38,796
                                  270,000          37.30          1.25        7/16/08       0.5874      158,598
Nils N. Trulsvik.............           0             --            --             --           --           --
Rune Falstad.................      25,000           3.45          0.70       12/16/00       0.1225        3,063
Alfred Kjemperud.............      50,000           6.91          0.70       12/16/00       0.1225        6,125

(1) The options granted to Mr. Robson vest in three equal installments commencing on the first anniversary of the grant date and were granted at an exercise price equal to the fair market value of CanArgo's Common Stock on the date of grant. The options granted to Messrs. Falstad and Kjemperud are exercisable only from November 16, 2000 through the expiration date of December 16, 2000, and were granted at an exercise price equal to 124% of the fair market value of CanArgo's Common Stock on the date of grant. Pursuant to the terms of CanArgo's various stock option plans, the Compensation Committee may, subject to each plan's limits, modify the terms of outstanding options, including the exercise price and vesting schedule thereof.

(2) These values were derived using the Black-Scholes option pricing model applying the following assumptions:

                                                     RISK-FREE
    EXERCISE PRICE   DIVIDEND YIELD   VOLATILITY   INTEREST RATE   EXPECTED TERM
    --------------   --------------   ----------   -------------   -------------
        $0.69              0%           44.76%         5.72%           5 years
         1.25              0            44.76          5.72            5 years
         0.70              0            44.76          5.69          2.1 years

     These values are not intended to forecast future appreciation of CanArgo's stock price. The actual value, if any, that an executive officer may realize from his options (assuming that they are exercised) will depend solely on the increase in the market price of the shares acquired through option exercises over the exercise price, measured when the shares are sold.

OPTION VALUES AT DECEMBER 31, 1998

     The following table sets forth information concerning the number and hypothetical value of stock options held by the Named Officers at December 31, 1998.


                                              NUMBER OF SHARES
                                                 UNDERLYING                         VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS                     IN-THE-MONEY OPTIONS
                                          HELD AT FISCAL YEAR END                  AT FISCAL YEAR END(1)
                                       ------------------------------      -------------------------------------
              NAME                     EXERCISABLE      UNEXERCISABLE      EXERCISABLE ($)      UNEXERCISABLE ($)
              ----                     -----------      -------------      ---------------      -----------------
David Robson.....................        75,000            495,000                0                     0
Nils N. Trulsvik.................        30,000                  0                0                     0
Rune Falstad.....................             0             25,000                0                     0
Alfred Kjemperud.................             0             50,000                0                     0

(1) The exercise price of all options exceeded the market value of the Common Stock on December 31, 1998.

EMPLOYMENT CONTRACTS

     CanArgo had employment contracts with Nils N. Trulsvik, Rune Falstad and Alfred Kjemperud which were terminated effective July 31, 1998. The contracts provided for annual salaries of approximately $150,000 in the case of Mr. Trulsvik, approximately $125,000 in the case of Mr. Falstad and approximately $100,000 in the case of Mr. Kjemperud. In addition, each person received an allowance equal to 12.5% of his base salary, a portion of which was used to provide minimum life and disability insurance coverage for each such person. The remainder of such allowance was used by each person for additional life, medical or accident insurance and to fund individual pension and retirement plans.

     CanArgo has entered into consulting arrangements for the services of each of Messrs. Trulsvik, Falstad and Kjemperud. Mr. Falstad's consulting services are provided by FinCom AS under an agreement that commenced August 1, 1998 at the rate of $7,000 per month plus expenses. This agreement has been terminated effective March 31, 1999. Mr. Kjemperud's consulting services are provided through The Bridge Group pursuant to a one-year work order commencing August 1, 1998 at the rate of $13,000 per month plus expenses. Mr. Trulsvik's consulting services would be provided through The Bridge Group pursuant to a work order dated August 1, 1998 at the rate of $1,200 per day plus expenses.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of April 30, 1999 with respect to aggregate beneficial ownership of outstanding shares of Common Stock and shares of Common Stock issuable upon exchange of outstanding Exchangeable Shares, by each person known by CanArgo to be the beneficial owner of more than 5% of the aggregate of such shares, by each Director and Named Officer of CanArgo and by all Directors and executive officers of CanArgo as a group.

                                                              AMOUNT AND NATURE OF    PERCENT OF
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP      CLASS
------------------------                                      --------------------    ----------
Terrenex Acquisition Corporation............................       2,541,071(1)         11.80%
  1580, 727 - 7th Avenue SW
  Calgary, AB, Canada T2P 0Z5
Provincial Securities Limited...............................       1,671,250             7.86%
  607 Gilbert House, Barbican
  London EC2Y 8BD UK
Michael R. Binnion..........................................         439,852(2)          2.06%
Peder Paus..................................................         365,894(3)          1.72%
Nils N. Trulsvik............................................         103,700(4)             *
David Robson................................................          90,000(5)             *
J.F. Russell Hammond........................................          33,750(6)             *
Robert A. Halpin............................................          13,500(7)             *
Rune Falstad................................................          10,500                *
Alfred Kjemperud............................................               0                0%
All executive officers and
Directors as a group (8 persons)............................       1,073,362(8)          4.98%

---------------

* Less than 1%.

(1) Includes 261,680 shares underlying presently exercisable warrants to acquire Exchangeable Shares.

(2) Includes 70,000 shares underlying presently exercisable options beneficially owned by Mr. Binnion. Also includes 137,218 shares, but excludes 2,403,853 shares, beneficially owned by Terrenex Acquisition Corporation of which Mr. Binnion is president, a director and an approximately 5.4% shareholder. Mr. Binnion disclaims beneficial ownership of all shares beneficially owned by Terrenex, other than the 137,218 shares which represent his 5.4% proportionate interest. See Note (1) above.

(3) Includes 15,715 shares underlying presently exercisable warrants to acquire Exchangeable Shares and 3,750 shares underlying presently exercisable options.

(4) Includes 30,000 shares underlying presently exercisable options.

(5) Represents 90,000 shares underlying presently exercisable options.

(6) Represents 33,750 shares underlying presently exercisable options. Excludes 2,541,071 shares owned by Terrenex Acquisition Corporation of which Mr. Hammond is Chairman, and 1,671,250 shares owned by Provincial Securities Limited for which Mr. Hammond is an investment advisor, as to which Mr. Hammond disclaims beneficial ownership.

(7) Includes 7,500 shares underlying presently exercisable options.

(8) See Notes 2-7; also includes 26,666 shares underlying presently exercisable options held by an executive officer not named in the foregoing table.

CHANGE OF CONTROL

     On July 15, 1998, CanArgo, then known as Fountain Oil Incorporated, completed a business combination with CanArgo Oil & Gas Inc. As part of the business combination, CanArgo Oil & Gas Inc. became a subsidiary of CanArgo, and CanArgo undertook to issue an aggregate of 9,790,900 shares of CanArgo Common Stock to the former holders of CanArgo Oil & Gas Inc. common shares. As a result, the former holders of CanArgo Oil & Gas Inc. common shares became entitled to receive shares representing approximately 47% of CanArgo's Common Stock, and Terrenex Acquisition Corporation and Provincial Securities Limited, which had been the two largest shareholders of CanArgo Oil & Gas Inc., became the two largest holders of CanArgo Common Stock. Upon consummation of the business combination, officers of CanArgo Oil & Gas Inc. assumed the senior management positions in CanArgo. In addition, Michael R. Binnion, J.F. Russell Hammond and David Robson, who had been directors of CanArgo Oil & Gas Inc., and Peder Paus, who was a substantial shareholder of Terrenex Acquisition Corporation, were elected as four of the six members of CanArgo's Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Nicholas G. Dobrotwir served as Vice President of CanArgo from September 1997 until January 26, 1998. He continues to provide consulting services to CanArgo. Pursuant to a Memorandum of Agreement dated May 16, 1995 between Fielden Management Services Pty, Ltd. ("Fielden") and CanArgo, under which CanArgo acquired its interest in the Stynawske field project during the first quarter of 1997, CanArgo paid $500,000 and issued 87,500 shares of Common Stock having a value of $1,060,938 to Fielden in connection with the execution by a venture in which CanArgo has a substantial interest of an agreement to develop and operate the Stynawske field project. Mr. Dobrotwir has indirect beneficial ownership of the 87,500 shares of Common Stock owned by Fielden. Under the agreement, Fielden has the contingent right to receive up to an additional 187,500 shares of CanArgo's Common Stock upon the satisfaction of conditions related to the achievement of specified performance standards by the Stynawske field project.

     CanArgo is a 50% shareholder of CanArgo Power Corporation, which in turn owns 85% of a Georgian private power company. The other 50% of CanArgo Power is owned by Terrenex Acquisition Corporation, an entity that is affiliated with three of CanArgo's directors and is itself a principal stockholder of CanArgo. Michael R. Binnion is President and a director of both CanArgo and Terrenex; J.F. Russell Hammond is a director of CanArgo and Chairman of Terrenex; and Peder Paus, a director of CanArgo, is a 12% stockholder of Terrenex. During the first half of 1998, Terrenex, on behalf of both itself and CanArgo, provided all of the funds required by CanArgo Power. After the July 1998 business combination between CanArgo and CanArgo Oil & Gas Inc. was completed, CanArgo reimbursed Terrenex $398,000, representing half of the amount that had been advanced through that time. CanArgo and Terrenex have funded CanArgo Power equally since that time.

     In May 1998, Terrenex agreed to lend CanArgo Oil & Gas Inc. up to $1,000,000 through August 31, 1998 and subsequently advanced the $1,000,000. CanArgo Oil & Gas Inc. paid Terrenex a $10,000 commitment fee, $50,000 in draw down fees, and interest at the rate of 1/2% per month. In addition, CanArgo Oil & Gas Inc. granted Terrenex options exercisable until December 31, 1998 to acquire 12 1/2% of the stock of CanArgo's subsidiary that holds a production sharing contract for the Nazvrevi and Block XIII areas in the Republic of Georgia and 15% of CanArgo Oil & Gas Inc.'s position in any license received as a result of a consortium submission in certain offshore drilling and production rights that CanArgo might acquire in the Russian Republic of Dagestan. Either option could be exercised by Terrenex paying CanArgo that percentage of all amounts expended by CanArgo through the exercise date on the relevant project equal to the percentage of the project being acquired by Terrenex through exercise of the option. The terms of the loan, including the option terms, were negotiated and approved by the directors of CanArgo Oil & Gas Inc. who had no affiliation with Terrenex. CanArgo subsequently extended the options through March 31, 1999 in consideration of the efforts of Terrenex in attempting to arrange financing for CanArgo. CanArgo repaid the Terrenex loan following completion of the business combination in July 1998. In light of the relationship between Terrenex and CanArgo, Terrenex decided that any investment related to CanArgo that it would make at this time should be in the entity CanArgo Energy Corporation and not in specific CanArgo projects, and accordingly, Terrenex permitted the options to expire unexercised.

     On July 14, 1998, CanArgo Oil & Gas Inc. issued to Peder Paus but retained in escrow 225,000 of its common shares, which were issued to Mr. Paus for financial services rendered in connection with the business combination that had been negotiated between CanArgo, then known as Fountain Oil Incorporated, and CanArgo Oil & Gas Inc. Upon the consummation of the business combination, Mr. Paus became a director of CanArgo, and the 225,000 common shares of CanArgo Oil & Gas Inc. were converted into 180,000 CanArgo Oil & Gas Inc. Exchangeable Shares, each of which could be exchanged for a share of CanArgo Common Stock. The shares were issued to Mr. Paus subject to the condition that the financial services rendered by Mr. Paus result in completed transactions. Although the business combination closed, post-combination financing that had been contemplated did not take place. As a result, Mr. Paus and CanArgo Oil & Gas Inc. agreed in September 1998 that since the condition had not been satisfied, the shares were not earned and should be canceled. The 180,000 Exchangeable Shares were subsequently canceled.

                    PROPOSAL TO APPROVE REVERSE STOCK SPLIT

GENERAL

     The Board of Directors has adopted a resolution setting forth a proposed amendment of CanArgo's Certificate of Incorporation to effect the combination of twenty-five issued and outstanding shares of CanArgo's Common Stock into one share (the "Reverse Split"), declaring its advisability, and directing that such amendment be considered at the Annual Meeting of Stockholders. The Board is hereby seeking stockholder approval of an amendment to CanArgo's Certificate of Incorporation to effect the Reverse Split. The Board unanimously recommends that the stockholders vote FOR this proposal. This proposal requires for approval the affirmative vote of a majority of the votes represented by the Voting Securities. Abstentions, broker non-votes and failures of stockholders to vote all have the effect of a vote against the proposal.

     The Reverse Split will be effected by the filing of a Certificate of Amendment of CanArgo's Certificate of Incorporation with the Secretary of State of the State of Delaware. The proposed form of the Certificate of Amendment to effect the Reverse Split is set forth as Appendix A to this Proxy Statement. If this proposal is approved by the stockholders, the Certificate of Amendment to effect the Reverse Split will be filed following the Annual Meeting, subject to the right granted to the Board of Directors to delay or abandon said amendment without further action by the stockholders should the Board of Directors deem such delay or abandonment to be in the best interests of CanArgo and its stockholders. The Board of Directors believes that delay may be appropriate if, for example, at the time of the Annual Meeting an offering of CanArgo's Common Stock is in process but has not yet been completed.

     The Reverse Split will result in the combination of each twenty-five issued and outstanding shares of Common Stock into one share of Common Stock. The Reverse Split will not reduce the 50,000,000 authorized shares of Common Stock, change the par value of the Common Stock or affect the number of authorized shares of CanArgo's Preferred Stock. As a result of the Reverse Split, the interests of CanArgo's stockholders will be represented by approximately one-twenty-fifth (1/25th) as many shares as before the Reverse Split, but the Reverse Split will not affect any stockholder's relative rights, preferences, privileges or priorities, or any stockholder's proportionate equity interest in CanArgo except for the impact of cash payments for fractional shares.

     Pursuant to the terms of CanArgo's Option Plans and certain stock option agreements, the number of shares issuable upon exercise of outstanding options will be proportionately reduced and the exercise price per share will be proportionately increased to reflect the Reverse Split. Likewise, following the Reverse Split, each 25 Exchangeable Shares issued by CanArgo Oil & Gas Inc. will be exchangeable for one share of Common Stock.

     Fractional shares of Common Stock will not be issued as a result of the Reverse Split. Stockholders entitled to receive a fractional share of Common Stock as a consequence of the Reverse Split will instead receive a cash payment equal to such fraction multiplied by 25 times the fair market value of one share of

Common Stock as of the business day immediately preceding the effective date of the Reverse Split. For this purpose, fair market value shall be deemed to be the mean between the high and low prices at which CanArgo's Common Stock trades on the OTC Bulletin Board on the trading day immediately preceding such effective date, or if it does not so trade, then the price determined by CanArgo's Board based upon recent trades and bid and asked prices. The interest in CanArgo of any stockholder who owns less than 25 shares of Common Stock immediately prior to the effective date of the Reverse Split, other than the stockholder's right to receive a cash payment in lieu of a fractional share, will terminate on the effective date of the Reverse Split.

     On April 19, 1999, CanArgo had 3,788 record holders of its Common Stock, of whom 2,363 held 25 or more shares and accordingly would remain stockholders following the Reverse Split. The other 1,425 record holders of Common Stock, who each held 24 or fewer shares, would cease to be CanArgo stockholders upon the effectiveness of the Reverse Split and would then have only the right to receive a cash payment in lieu of a fractional share. The registration of CanArgo's Common Stock under the Securities Exchange Act of 1934, and CanArgo's status as a so-called "reporting company," could be terminated if the number of holders of record of Common Stock were reduced to less than 300 holders.

REASONS FOR THE REVERSE SPLIT

Review of Delisting Decision

     On March 29, 1999, The Nasdaq Stock Market advised CanArgo that CanArgo's Common Stock, which since 1995 had been traded on the Nasdaq National Market System, had been delisted from The Nasdaq Stock Market. As a result of the delisting, CanArgo Common Stock now trades on the OTC Bulletin Board. The delisting was based upon CanArgo's failure to meet Nasdaq's continued listing requirement that the bid price for a listed security be at least $1.00 per share. The bid price for CanArgo's Common Stock has been below $1.00 since August 1998. CanArgo had requested an exception to the minimum bid price requirement while it pursued a plan, including a reverse split of CanArgo's Common Stock, to increase the bid price for its Common Stock to a level above $1.00 per share. The Nasdaq Listing Qualifications Panel (the "Panel") that considered the request, however, rejected it, which resulted in the delisting.

     CanArgo has requested a review of the Panel's decision by the Nasdaq Listing and Hearing Review Council (the "Review Council"). Based upon discussions with members of the Nasdaq staff, CanArgo's management believes that one factor that will be taken into consideration by the Review Council is the bid price for CanArgo Common Stock at the time it reviews the Panel's decision. If the bid price for CanArgo Common Stock at the time of the review is well in excess of Nasdaq's continued listing requirement of a $1.00 per share minimum bid price and particularly if the bid price is in excess of Nasdaq's initial listing requirement of a $5.00 per share minimum bid price, CanArgo believes that its prospects for a reversal of the Panel's decision will be enhanced. On the other hand, if the bid price for CanArgo Common Stock at the time of the review remains below $1.00 per share, then CanArgo believes that an affirmance of the Panel's decision is virtually certain. There can be no assurances that an elevated bid price will cause the Review Council to reverse the Panel's decision. The Review Council is expected to review the Panel's decision no earlier than July 1999.


     CanArgo's Board of Directors has proposed the 1-for-25 Reverse Split in an attempt to establish a Common Stock structure that might achieve a bid price in excess of the $5.00 minimum bid price required under Nasdaq's initial listing requirements for the National Market System. On April 30, 1999, the closing bid price for CanArgo Common Stock on the OTC Bulletin Board was $0.21875 per share. Although any increase in the bid price for shares of CanArgo Common Stock may be proportionately less than the decrease in the number of shares outstanding, the Reverse Split, if approved, should result in a substantially higher bid price for the shares. That price, however, may not be at the level the Board had hoped to achieve.


     If the Review Council reverses the Panel's decision, CanArgo Common Stock would be readmitted to trading on The Nasdaq Stock Market. CanArgo does not expect a decision from the Review Council before October 1999.

     For reasons specified below under "Qualification for Listing," CanArgo's Board of Directors believes that it is important to maximize CanArgo's prospects for a favorable decision from the Review Council.

Qualification for Listing

     The Board of Directors believes that, for a number of reasons, it is in the best interests of CanArgo and its stockholders for CanArgo's Common Stock to be listed. If the Review Council affirms the Panel's decision that delisted CanArgo's Common Stock from The Nasdaq Stock Market, CanArgo will consider applying for listing to The Nasdaq Stock Market or a national securities exchange, provided it then satisfies the minimum initial listing requirements for the market or exchange to which the application would be made.

     CanArgo's Board of Directors believes that securities listed on The Nasdaq Stock Market, as compared to securities traded on the OTC Bulletin Board, generally benefit from:

     -  smaller percentage spreads between bid and asked prices;

     -  greater availability of accurate and timely quotations; and

     -  lower transactions costs.

While securities listed on national securities exchanges trade through an auction, rather than a bid and asked, regime, the second and third comparisons are as applicable to national securities exchanges as to The Nasdaq Stock Market.

     Securities listed on the Nasdaq National Market System and national securities exchanges are exempt from the registration requirements of state securities laws. This exemption reduces the time and costs associated with complying with state securities laws when raising capital.

     The listing of CanArgo's Common Stock on the Oslo Stock Exchange has been a secondary listing, with the primary listing being on The Nasdaq Stock Market. If CanArgo's request for a review of the Panel's decision to delist its Common Stock from The Nasdaq Stock Market does not result in the readmission of its Common Stock to trading on The Nasdaq Stock Market and CanArgo is not able to establish another primary listing acceptable to the Oslo Stock Exchange, CanArgo could not maintain a secondary listing on the Oslo Stock Exchange. While CanArgo could apply for a primary listing on the Oslo Stock Exchange, administrative requirements of that exchange attaching to a primary listing make an Oslo Stock Exchange primary listing not a feasible alternative for CanArgo. Thus, CanArgo's ability to maintain its listing on the Oslo Stock Exchange may depend upon its ability to regain its listing on The Nasdaq Stock Market or to establish another listing in the United States.

Marketability of Common Stock

     CanArgo's Board of Directors believes that the current low per share price of CanArgo Common Stock has a negative effect on the marketability of outstanding shares, the cost of transactions involving CanArgo Common Stock, and the ability of CanArgo to raise additional capital through the issuance of additional shares of Common Stock.

     Some investors view low-priced stocks, even if not classified as penny stock, as unduly speculative and therefore not potential candidates for investment. Many institutional investors have internal policies prohibiting the purchase of or maintenance of positions in low-priced stocks. This has the effect of limiting the pool of potential purchasers of CanArgo Common Stock at present price levels.

     In addition, the structure of trading commissions tends to have an adverse impact upon holders of lower-priced stocks, because brokerage commissions on such stocks generally represent a higher percentage of the sales price than the commission on higher-priced stocks. Any reduction in brokerage commissions that results from the Reverse Split, however, could be offset in whole or part by increased brokerage commissions attaching to sales of odd lots created by the Reverse Split.

Availability of Additional Shares for Future Issuance

     The Board of Directors also believes that it is in the best interests of CanArgo and its stockholders to adjust CanArgo's capitalization in a manner conducive to providing CanArgo with the flexibility to consider future issuances of Common Stock for various corporate purposes.


     CanArgo is presently authorized to issue 50,000,000 shares of Common Stock, of which 19,526,324 shares were outstanding on the Record Date, 2,671,822 shares were reserved for issuance in connection with the exchange of Exchangeable Shares, 1,635,084 shares were reserved for issuance in connection with outstanding options, 181,250 shares were reserved for issuance as consideration for services rendered or to be rendered to CanArgo and an additional 187,500 shares were reserved for issuance in connection with contingent rights to acquire Common Stock. In addition, CanArgo has filed a registration statement with the Securities and Exchange Commission relating to a proposed public offering of 21,264,643 shares of Common Stock in order to raise additional equity capital. Were all Exchangeable Shares exchanged for shares of Common Stock, all options exercised, all other shares reserved pursuant to existing commitments issued and all shares registered in the registration statement issued and sold, CanArgo would have 4,533,377 authorized but unissued shares available for issuance.



     The Reverse Split will not affect the number of shares which CanArgo is authorized to issue. Thus, assuming all of the shares reserved pursuant to existing commitments or in connection with the proposed public offering were issued and outstanding, CanArgo after the Reverse Split would have approximately 48,181,000 shares available for future issuance. The Reverse Split will thus provide a sufficient reserve of such shares for the future growth and needs of CanArgo. CanArgo has no present plans, agreements, or commitments for the reservation or issuance of additional shares of Common Stock, except in connection with its stock option plans. See "Proposal to Amend the 1995 Long-Term Incentive Plan." The Board, however, believes that the availability of such shares will afford CanArgo greater flexibility in considering possible future issuances of shares for various corporate purposes. Such purposes might include, without limitation:


     - payment of part or all of the consideration required in connection with the acquisition of interests in oil and gas properties, on-going businesses or other assets;

     - obtaining additional equity capital to strengthen CanArgo's financial condition and permit the expansion or development of business opportunities;

     - establishment of employee benefit programs to enable CanArgo to retain and attract qualified personnel; and

     -  satisfaction of various obligations of CanArgo.

     Any issuance of additional shares of Common Stock would be in the discretion of the Board, which has the authority to determine, subject to applicable law and the regulations of any stock exchange or comparable entity such as The Nasdaq National Market to which CanArgo may in the future be subject (which may require stockholder approval for the issuance of shares in certain circumstances), whether, when and on what terms to issue shares of Common Stock. The additional shares will thus be available for issuance from time to time without further action by the stockholders, thereby enabling CanArgo to avoid the delays and expenses attendant to obtaining further stockholder approval and providing CanArgo with the flexibility needed to act promptly when business opportunities or propitious market conditions for financing present themselves. The Board may issue Common Stock without first offering such shares to CanArgo's stockholders, since stockholders do not have preemptive rights with respect to the Common Stock. Except where shares are issued on a pro rata basis to all stockholders (such as in a stock dividend or stock split), the issuance of additional shares of Common Stock, including issuance upon conversion of securities convertible into Common Stock, would reduce the proportionate ownership interests in CanArgo held by current stockholders not parties to such issuances.

     The availability for issuance of additional shares of Common Stock could enable the Board to render more difficult or discourage an attempt to obtain control of CanArgo. For example, the issuance of shares of Common Stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby diluting the proportionate ownership interest of a party interested in obtaining control of CanArgo. This effect would be particularly pronounced if the shares were issued to a party or parties supportive of the then current management. CanArgo has no present intention to issue shares of Common Stock to deter a change in control.

EXCHANGE OF CERTIFICATES

     After the Reverse Split is effective, each certificate representing shares of Common Stock will, until surrendered and exchanged as described herein, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of Common Stock into which the shares evidenced by such certificate have been combined as a result of the Reverse Split and the right to receive from CanArgo the amount of cash for any fractional share. As soon as practicable after the Reverse Split is effective, CanArgo's transfer agent will mail a transmittal form to each holder of record of certificates representing pre-split shares of Common Stock. After receipt of such transmittal form, each holder should complete and return the transmittal form together with his certificates representing pre-split shares of Common Stock. Such holder will then receive new certificates representing the whole number of shares of Common Stock to which he is entitled as a result of the Reverse Split together with any cash which may be payable in lieu of any fractional share. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Stockholders who hold their shares in "street name" or through a nominee will not receive a transmittal form. Although stockholders are encouraged to exchange their stock certificates promptly after receipt of the transmittal form, certificates representing pre-split shares will constitute "good delivery" in connection with sales, through a broker or otherwise, of Common Stock. STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

VOTE REQUIRED

     The CanArgo Board of Directors unanimously recommends that the stockholders vote FOR the proposed amendment of CanArgo's Certificate of Incorporation to effect the Reverse Split. This proposal requires for approval the affirmative vote of a majority of the votes represented by the Voting Securities. Abstentions, broker non-votes and failures of stockholders to vote all have the effect of a vote against the proposal.

              PROPOSAL TO AMEND THE 1995 LONG-TERM INCENTIVE PLAN

     The Board of Directors is seeking stockholder approval of a proposal to increase the number of shares of Common Stock that may be issued under CanArgo's 1995 Long-Term Incentive Plan (the "Plan"). The proposed amendment to the Plan would increase the total number of shares that could be issued under the Plan from 750,000 to 4,000,000 shares, subject to a limit on the number of outstanding stock options and stock appreciation rights under the Plan to an amount that would not exceed 10% of the number of then outstanding shares of Common Stock. If the Reverse Split is effected, the number of shares referred to in the preceding sentence would be reduced to 30,000 and 160,000, respectively. See "Securities Subject to the Plan" below.

     The Plan was adopted by the Board of Directors on November 14, 1995 and approved by the stockholders on February 12, 1996. On March 18, 1997, the Board amended the provisions of the Plan relating to automatic option grants to non-employee directors to provide for (1) option grants on the last day of any fiscal year in which CanArgo does not hold a stockholder meeting at which directors are elected and (2) option grants to the Vice Chairman of the Board if the then Chairman is an employee of CanArgo.

     At March 31, 1999, there were 695,084 shares subject to outstanding options under the Plan and 54,916 shares available for future option grants. In connection with its July 1998 combination with CanArgo Oil and Gas Inc., CanArgo assumed the CanArgo Oil and Gas Inc. Stock Option Plan under which 888,000 shares are subject to outstanding options and 100,000 shares are available for future option grants. As a result of the limited number of shares available for option grants under these plans, the Board of Directors believes it would be in CanArgo's best interests to increase the number of shares available under the Plan so that CanArgo will be able to continue to grant awards under the Plan to attract, retain and motivate employees, directors, consultants and advisors.

     The following summary of the principal provisions of the Plan is subject to the full text thereof. Any stockholder may obtain a copy of the Plan upon written request.

PURPOSE OF THE PLAN

     The purpose of the Plan is to further the interests of CanArgo by enabling employees, directors, consultants and advisors of CanArgo and its subsidiaries, upon whose judgment, initiative and effort CanArgo is dependent, to acquire a proprietary interest in CanArgo by ownership of its stock through the exercise of stock options and stock appreciation rights ("Awards") granted under the Plan. CanArgo believes that the Plan will enable it to attract and retain participants' services and motivate participants to increase CanArgo's value, and that the Plan will provide CanArgo with flexibility in compensating such participants. The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

SECURITIES SUBJECT TO THE PLAN

     The Plan currently authorizes the issuance of 750,000 shares of CanArgo's Common Stock in connection with Awards granted under the Plan. The Board of Directors has adopted an amendment to the Plan, subject to stockholder approval, to increase the total number of shares that may be issued under the Plan from 750,000 to 4,000,000 shares, subject to the limitation that the number of shares subject to outstanding Awards under the Plan at any time may not exceed an amount equal to 10% of the number of then outstanding shares of Common Stock. For example, at March 31, 1999, CanArgo had outstanding options covering 695,084 shares of Common Stock and 19,393,444 shares of Common Stock outstanding. If the proposed amendment had been in effect at March 31, 1999, CanArgo would have been able to grant Awards for an additional 1,244,260 shares. As the number of outstanding shares of Common Stock increases (for example, as a result of option exercises or in connection with financings), the number of shares available for Awards under the Plan will also proportionately increase, subject to a maximum of 4,000,000 shares, as presently constituted.

     In the event of any change in the number of outstanding shares of the Common Stock by reason of recapitalization, reclassification, stock dividend, stock split, or combination of shares, such as the Reverse Split, or other similar transactions, appropriate and proportionate adjustment will be made in the number of shares to which the Plan and outstanding Awards relate and the exercise price of Awards. The number of shares available under the Plan and all share amounts referred to herein have been adjusted to give effect to a 1-for-2 reverse stock split of CanArgo's outstanding Common Stock effected on July 15, 1998. If the Reverse Split is approved by the stockholders and becomes effective, the number of shares authorized under the Plan and subject to outstanding Awards will be reduced to one-twenty-fifth (1/25th) of the numbers authorized and outstanding immediately before the effectiveness of the Reverse Split, and the exercise price per share of outstanding Awards will be proportionately increased.

ADMINISTRATION

     The Plan may be administered either by the Board of Directors or by a Committee consisting of at least two directors appointed by the Board of Directors. Currently the Plan is administered by the Compensation Committee which consists of J.F. Russell Hammond and Nils N. Trulsvik. The Committee has full authority, subject to the provisions of the Plan, to grant Awards, to designate the recipients of Awards and terms of the Awards, to establish rules and regulations which it may deem appropriate for the proper administration of the Plan, and to interpret and make determinations under the Plan. Members of the Committee serve at the discretion of the Board.

     As non-employee directors of CanArgo, Messrs. Hammond and Trulsvik are only eligible to receive non-discretionary automatic option grants under the Plan as described below under "Automatic Option Grants to Non-Employee Directors."

ELIGIBILITY AND PLAN BENEFITS

     Awards may be granted to persons who are employees, directors, consultants and advisors of CanArgo or any subsidiary of CanArgo, provided that non-employee directors of CanArgo are only eligible to receive non-discretionary automatic option grants as described below under "Automatic Option Grants to Non-Employee Directors." The terms "consultant" and "advisor" are not defined in the Plan. While such terms are generally considered to refer to persons who render services or advice in a capacity other than as an employee, it will be the responsibility of the Committee to construe and interpret such terms on a case by case basis. Awards are not transferable or assignable other than by will or by the laws of descent and distribution.

     At March 31, 1999, CanArgo had twelve employees and six directors (including four non-employee directors) who were eligible to receive Awards under the Plan. CanArgo also from time to time retains various consultants and advisors who would be eligible to receive Awards under the Plan. At March 31, 1999, executive officers as a group (4 persons) held options to purchase 1,053,834 shares, non-employee directors as a group (4 persons) held options to purchase 108,750 shares and all employees and others as a group (other than directors and executive officers) held options to purchase 494,500 shares under all of the Company's stock option plans. Because future Award grants are at the discretion of the Committee, it is not possible to predict the amounts of Awards that will be granted to particular individuals or groups, other than the automatic option grants to non-employee directors described below. No dollar value is ascribed to such options because their exercise price will be the fair market value of the Common Stock on the grant date. For information concerning options granted during 1998 to specified executive officers and directors, see "Election of Directors -- Directors' Compensation" and "Executive Compensation."

TERMS AND CONDITIONS OF OPTIONS

     Options granted under the Plan may be either incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986 (the "Code") or non-qualified stock options ("Non-qualified Options"). Incentive Options may be granted only to persons who are employees of CanArgo or any subsidiary of CanArgo.

     Options granted under the Plan expire on such date as is determined by the Committee, unless earlier terminated as provided in the Plan; except that Incentive Options may expire no later than ten years after the grant date (five years with respect to optionees who are more than ten percent stockholders of CanArgo) and options granted pursuant to a Sub-Plan for persons who are domiciled in the United Kingdom and subject to taxation therein may expire no later than seven years from the date of grant.

     An option is exercisable at such times as are determined by Committee on the grant date. The purchase price for shares to be issued upon exercise of an option is determined by the Committee at the time of grant, but with respect to an Incentive Option such price may not be less than 100% of the fair market value of the Common Stock on the grant date (110% of the fair market value in the case of an optionee who is a more than 10% stockholder of CanArgo).

     If the aggregate fair market value (determined at the time an Incentive Option is granted) of Common Stock for which Incentive Options are exercisable for the first time during any calendar year exceeds $100,000, the amount of such excess will be treated as Non-qualified Options.

     The exercise price of an option is payable in full at the time of delivery of the shares in cash or, at the option of the Committee, in shares of CanArgo's Common Stock, by full recourse promissory note, or by waiver of compensation due or accrued for services rendered. The use of Common Stock as payment for the exercise of an option enables an optionee to "pyramid" his options; that is, to automatically apply the shares received upon the exercise of a portion of an option to satisfy the exercise price for additional portions of the option. The effect of pyramiding is to allow an optionee to deliver a relatively small number of shares in satisfaction of the exercise price of a greater number of shares under the option. Any promissory note delivered in payment of the exercise price of an option must provide for interest at a rate sufficient to avoid imputation of income under the Code and may contain such other terms and conditions as the Committee deems appropriate, provided that promissory notes of non-employees must be adequately secured by collateral other than the shares purchased.

     The Committee may grant "reload options" under the Plan. A reload option is a new option which is automatically granted when the optionee exercises a previously granted option and pays for the exercise price of the prior option by delivering already owned shares. The number of reload options is equal to the number of shares surrendered to pay for the exercise price of the prior option.

     If an optionee ceases to be an employee, director, consultant or advisor for any reason other than death, permanent disability (as defined in the Plan) or termination for cause (as defined in the Plan), the option expires on the earlier of (1) the thirtieth day from the date of termination of employment (unless the Committee provides a longer specified period), or (2) expiration of the term of the option, but in any event an Incentive Option may expire no later than three months from the date of termination of employment. Upon the death or permanent disability of an optionee while an employee, director, consultant or advisor, the option expires on the earlier of (1) six months from the date of death or permanent disability (unless the Committee provides an extension of such six-month period), or (2) expiration of the term of the option, but in any event an Incentive Option may expire no later than one year from the date of death or permanent disability. If an optionee's relationship with CanArgo is terminated for cause, the option expires on the date of such termination. During the period between termination of the optionee's relationship and expiration of the option, the option may be exercised only to the extent that it was exercisable on the date of such termination.

     These and other terms and conditions of the options are set forth in an agreement entered into between CanArgo and the optionee at the time an option is granted.

AUTOMATIC OPTION GRANTS TO NON-EMPLOYEE DIRECTORS

     Non-employee directors of CanArgo are ineligible to receive Awards under the Plan except pursuant to a Sub-Plan which provides for automatic grants of Non-qualified Options to non-employee directors. Pursuant to the Sub-Plan, options to purchase 3,750 shares of Common Stock are automatically granted to each non-employee director on each of (1) date of each meeting of stockholders at which a non-employee director is elected or re-elected as a director (or the last day of the fiscal year if no such meeting was held during the year) and (2) the date a non-employee is first elected a director if not at a meeting of stockholders. In addition, a non-employee director will be automatically granted an option to purchase 3,750 shares of Common Stock on each date such person is elected or re-elected by the Board of Directors as Chairman of the Board, or as Vice Chairman if the Chairman is an employee of CanArgo.

     The exercise price of each option granted to non-employee directors is equal to 100% of the fair market value of the Common Stock on the date the option is granted. Each option is 100% vested six months after the date of grant. Options expire on the first to occur of three years from the date of grant or the first anniversary of the date the director ceases to be a director for any reason. Except as specifically set forth in the Sub-Plan, the options will be subject to the terms and conditions of the Plan applicable to Non-qualified Options. The Sub-Plan is administered by the Board of Directors.

     Currently, J.F. Russell Hammond, Peder Paus and Nils N. Trulsvik are eligible to participate in the Sub-Plan. Such persons will each receive options to purchase 3,750 shares on the date of the Annual Meeting of Stockholders at an exercise price equal to the fair market value of the Common Stock on that date. The Board of Directors has not, and does not intend to, appoint a non-employee director as Vice Chairman of the Board. See "Election of Directors -- Directors' Compensation" for information concerning options granted to non-employee directors in 1998.

STOCK APPRECIATION RIGHTS

     A stock appreciation right ("SAR") entitles the holder to receive a payment in cash and/or Common Stock, in the Committee's discretion, equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price of the SAR. The Committee establishes the exercise price and vesting schedule of the SAR at the date of grant. Unless otherwise specifically provided in a participant's agreement, an SAR expires on the first to occur of
(1) the tenth anniversary of the date the SAR was granted; (2) 30 days (subject to extension) after the holder ceases to be an employee, director, consultant or advisor for any reason other than death, permanent disability or termination for cause; (3) six months (subject to extension) after the holder ceases to be an employee, director, consultant or advisor by reason of death or permanent disability; and (4) the date a holder is terminated as an employee, director, consultant or advisor for cause (as defined in the Plan). During the period between termination of the holder's relationship with CanArgo and expiration of the SAR, the SAR may only be exercised to the extent that it was vested on the date of such termination. To date, CanArgo has not granted any SARs.

RESTRICTED STOCK

     As a means of enabling a participant to commence his holding period under Rule 144 of the Securities Act of 1933 with respect to shares of Common Stock subject to an Award which have not been registered under the 1933 Act, the Committee may, in its sole discretion, permit a participant to exercise the non-vested portion of an Award and receive shares of restricted stock upon such exercise which will vest at the same rate as provided in the Award which was exercised. If any Award so exercised expires without becoming fully vested, any restricted stock issued which has not vested must be returned to CanArgo in exchange for a payment in cash or stock by CanArgo equal to the exercise price paid for such restricted shares, subject to any legal requirements relating to a corporation's ability to repurchase its securities. CanArgo has registered the shares issuable under the Plan under the 1933 Act and intends to register the additional shares authorized if this proposal is approved.

DURATION AND MODIFICATION OF THE PLAN AND AWARDS

     No Awards may be granted under the Plan after November 13, 2005. The Board of Directors may terminate or amend the Plan, except that stockholder approval is required to increase the total number of shares issuable under the Plan or to change the designation of the class of persons eligible to receive Incentive Options.

     The Committee may modify or amend the terms of outstanding Awards, including a change or acceleration of the vesting of an Award, and it may exchange, cancel or substitute Awards, subject to the consent of the holder of the Award.

     Each outstanding Award will terminate on the date of CanArgo's liquidation or dissolution, or reorganization, merger or consolidation in which CanArgo is not the survivor, or the sale of substantially all of the assets of CanArgo or of more than 80% of the then outstanding stock of CanArgo to another corporation or entity, unless the surviving or acquiring corporation or entity agrees to assume the outstanding Awards.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain significant federal income tax consequences of the Plan based on currently applicable provisions of the Code and the regulations promulgated thereunder applicable to participants in the Plan who are subject to taxation in the United States. The majority of the Plan participants are not residents of the United States or subject to U.S. taxation.

     GRANT OF STOCK OPTIONS. The grant of an Incentive Option or a Non-qualified Option under the Plan is not a taxable event to the optionee.

     EXERCISE OF NON-QUALIFIED STOCK OPTIONS. An optionee will recognize ordinary income for federal income tax purposes on the date a Non-qualified Option is exercised. The amount of income recognized is equal to the excess of the fair market value of the shares acquired on the date of exercise over the purchase price of such shares.

     The optionee's tax basis in the shares acquired upon the exercise of a Non-qualified Option is equal to the fair market value of the shares on the exercise date. The optionee will recognize capital gain or loss upon a sale or exchange of the option shares to the extent of any difference between the amount realized and the optionee's tax basis in the shares.

     EXERCISE OF INCENTIVE STOCK OPTIONS. An optionee will not recognize income upon the exercise of an Incentive Option. However, the "spread" between the fair market value of the shares at the time of exercise and the exercise price is includible in the calculation of alternative minimum taxable income for purposes of the alternative minimum tax.

     If the optionee does not dispose of the shares received upon exercise of the option within either the two-year period after the Incentive Option was granted or the one-year period after the exercise of the Incentive Option (the "ISO holding periods"), the optionee will recognize capital gain or loss when he disposes of the shares. Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition.

     If the shares acquired upon exercise of an Incentive Option are disposed of before the end of the ISO holding periods, the disposition is a "disqualifying disposition" which results in the optionee recognizing ordinary income in an amount generally equal to the lesser of (1) the excess of the value of the shares on the option exercise date over the exercise price or (2) the excess of the amount received upon disposition of the shares over the exercise price. Any excess of the amount received upon disposition of the shares over the value of the shares on the exercise date will be taxed to the optionee as capital gain.

     STOCK APPRECIATION RIGHTS. A holder recognizes no income at the time an SAR is granted under the Plan. When an SAR is exercised and settled in cash the holder will recognize ordinary income in an amount equal to the cash received. Alternatively, in the case of an SAR settled in shares of Common Stock, the holder will recognize ordinary income in an amount equal to the fair market value of the shares acquired at the time of exercise. Such shares will be deemed to have been acquired on such date and will have a tax basis equal to their fair market value on such date.

     RESTRICTED STOCK. In the case of an exercise of an Award payable in restricted shares of Common Stock, generally the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date the shares are freely tradable and no longer subject to a substantial risk of forfeiture over the amount paid for such shares, if any. However, the recipient may elect to recognize income at the date the shares are awarded rather than when the shares are freely tradable and no longer subject to a substantial risk of forfeiture. Such shares will be deemed to have been acquired on the date ordinary income is recognized and will have a tax basis equal to their fair market value on such date. Any gain or loss generated after the shares are freely tradable and no longer subject to a substantial risk of forfeiture, or after an election to recognize ordinary income on the date the shares are awarded, will be taxed to the recipient as a capital gain or loss.

     COMPANY DEDUCTIONS. CanArgo (or its subsidiary) generally is entitled to a deduction for federal income tax purposes at the same time and in the same amount that the optionee recognizes ordinary income, to the extent that such income is considered reasonable compensation under the Code. Neither CanArgo nor any subsidiary is entitled to a deduction with respect to payments that constitute "excess parachute payments" pursuant to Section 280G of the Code and that do not qualify as reasonable compensation pursuant to that section. Such payments also subject the recipients to a 20% excise tax.

     Code Section 162(m) precludes a public corporation from taking a deduction in 1994 and subsequent years for compensation in excess of $1 million for its chief executive officer or any of its other four highest paid officers. Based on the current market price of CanArgo's Common Stock, CanArgo does not believe that any compensation derived from the exercise of Awards granted under the Plan, together with other compensation paid to CanArgo's executive officers, will exceed $1 million in any year for any such officer. If, however, it appears that such limit could be exceeded at any time in the future, CanArgo's Board of Directors will determine what action, if any, at that time would be appropriate in light of Section 162(m).

     CanArgo has the right to withhold any sums required by federal, state or local tax laws to be withheld with respect to the exercise of any Non-qualified Option or SAR from sums owing to the person exercising such Award or, in the alternative, may require such person to pay such sums to CanArgo prior to or in connection with such exercise. The Committee, in its sole discretion, may allow a participant to satisfy such tax withholding obligation by withholding from the shares receivable upon exercise of a Non-qualified Option or SAR settled in shares a number of shares which have a fair market value equal to the amount to be withheld.

VOTE REQUIRED

     The Board unanimously recommends that the stockholders vote FOR this proposal. This proposal requires for approval the affirmative vote of a majority of the votes represented by the Voting Securities present in person or by proxy and entitled to vote. Abstentions have the effect of a vote against the proposal and broker non-votes have no effect on the vote.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     At the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP, independent public accountants, to audit the financial statements of CanArgo for the year ending December 31, 1999 and to perform other appropriate services. PricewaterhouseCoopers LLP audited CanArgo's financial statements for the year ended December 31, 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR ratification of such selection. Stockholder ratification of the selection of auditors is not required under the laws of the State of Delaware, under which CanArgo is incorporated, but the Board has determined to ascertain the position of the stockholders on the selection. The Board of Directors will reconsider the appointment if it is not ratified by the stockholders. This proposal requires for approval the affirmative vote of a majority of the Voting Securities present in person or by proxy and entitled to vote. Abstentions have the effect of a vote against the proposal and broker non-votes have no effect on the vote.

                             STOCKHOLDER PROPOSALS

     Any stockholder intending to submit to CanArgo a proposal for inclusion in CanArgo's Proxy Statement and proxy for the 2000 Annual Meeting must submit such proposal so that it is received by CanArgo no later than January 10, 2000, and such proposal must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934.

     If a stockholder submits a proposal at CanArgo's Annual Meeting of Stockholders to be held in 2000 other than in accordance with Rule 14a-8 and does not provide notice of such proposal to CanArgo by March 26, 2000, the holders of any proxy solicited by CanArgo's Board of Directors for use at such meeting will have discretionary authority to vote with respect to any proposal as to which timely notice is not given.

                            DISCRETIONARY AUTHORITY

     While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the Meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority, however, in the event any additional matters should be presented.

                                                     SUSAN E. PALMER
                                                        Secretary

May 10, 1999

                                   APPENDIX A

                            CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION
                         OF CANARGO ENERGY CORPORATION

     CanArgo Energy Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     1. The Board of Directors of the Corporation has adopted a resolution setting forth the amendment to the Corporation's Certificate of Incorporation set forth below and declaring its advisability.

     2. Pursuant to a resolution of this Corporation's Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment set forth below.

     3. Paragraph (a) of Article Fourth of the Corporation's Certificate of Incorporation be amended by striking said paragraph (a) and inserting in lieu thereof the following, so that such paragraph (a) will read in its entirety as follows:

     "(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty-five million (55,000,000), in two (2) classes consisting of:

        (1) A class consisting of five million (5,000,000) shares of Preferred Stock, par value ten cents ($.10) per share (the "Preferred Stock"); and

        (2) A class consisting of fifty million (50,000,000) shares of Common Stock, par value ten cents ($.10) per share (the "Common Stock").

     Upon an amendment of this paragraph (a) of Article Fourth that reflects the inclusion of this sentence becoming effective (the "Effective Date"), each twenty-five (25) shares of the Corporation's Common Stock, par value ten cents ($.10) per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall be reclassified as, and changed, converted and combined into, one (1) validly issued, fully paid and non-assessable outstanding share of Common Stock of the Corporation, without any action on the part of the holder thereof. No fractional shares shall be issued in connection with such reclassification. Each stockholder who would otherwise be entitled to receive a fractional share of Common Stock in connection with such reclassification shall be entitled to receive, in lieu thereof, a cash payment equal to such fraction multiplied by twenty-five times the fair market value of one share of the Corporation's Old Common Stock as of the business day immediately preceding the Effective Date. For this purpose, fair market value shall be deemed to be the mean between the high and low prices at which the Corporation's Old Common Stock trades on the OTC Bulletin Board on the trading day immediately preceding such Effective Date, or if such Old Common Stock does not so trade, then the fair market value as determined by the Corporation's Board of Directors based upon recent trades and bid and asked prices of the Old Common Stock. Each certificate that immediately prior to the Effective Date represented shares of Old Common Stock shall upon and after the Effective Date represent (i) that number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and (ii) the right to receive cash in lieu of a fractional share of Common Stock as aforesaid; provided, however, that each person holding of record a stock certificate or certificates that immediately prior to the Effective Date represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, (x) a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled pursuant to the foregoing reclassification and (y) a cash payment in lieu of the issuance of a fractional share of Common Stock as aforesaid."

     4. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, CanArgo Energy Corporation has caused this Certificate
to be executed by           , its           , on this      day of           ,
1999.

                           CANARGO ENERGY CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 16, 1999


     The undersigned hereby constitutes and appoints Michael R. Binnion and David Robson, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of the Voting Securities of CanArgo Energy Corporation held of record by the undersigned on April 30, 1999 at the Annual Meeting of Stockholders to be held on June 16, 1999, or any adjournment or postponement thereof, as designated below:


(1)  ELECTION OF DIRECTORS:  [ ]   FOR all nominees listed    [ ]   WITHHOLD AUTHORITY
                                   below (except as                 to vote for all
                                   indicated to the contrary        nominees listed
                                   below)                           below
        Michael R. Binnion, J.F. Russell Hammond, Peder Paus, David Robson, Nils N.
                                         Trulsvik
       (INSTRUCTION: To withhold authority to vote for any nominee, line through his name above.)

(2) To approve an amendment to the Certificate of Incorporation to effect a 1-for-25 reverse stock split of the outstanding Common Stock.

     [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

(3) To approve a proposal to amend the 1995 Long-Term Incentive Plan.

     [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

(4) To ratify the selection of PricewaterhouseCoopers LLP as independent public accountants of CanArgo for the year ending December 31, 1999.

     [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

(5) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CANARGO ENERGY CORPORATION. IF NO VOTE IS INDICATED, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS.

YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THIS PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE ANNUAL MEETING. THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE ANNUAL MEETING.

Dated:  _____________________  , 1999             ____________________________________________________
                                                                      Signature(s)

IMPORTANT: please sign exactly as your name or names appear on this proxy, and when signing as an attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by duly authorized officer, or if a partnership, sign in partnership name by authorized person.